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                                                                     EXHIBIT 5.1


                           MORGAN, LEWIS & BOCKIUS LLP

                               1701 Market Street

                             Philadelphia, PA 19103

June 5, 2000

CareScience, Inc.
3600 Market Street, 6th Floor
Philadelphia, PA 19104


Re:  CareScience, Inc. Registration Statement on Form S-1


Ladies and Gentlemen:

We have acted as counsel for CareScience, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering (the "Offering") of up to 5,175,000 shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), including 675,000 Shares purchasable by the underwriters upon exercise of their over-allotment option. All of the 5,175,000 Shares will be newly issued and sold by the Company (the "Company Shares"). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Amended and Restated Articles of Incorporation, as approved by the Board of Directors on March 15, 2000 and the shareholders on March 30, 2000, to be filed with the Commonwealth of Pennsylvania immediately prior to the closing of the Offering; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.


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Based upon the foregoing, we are of the opinion that the Company Shares, upon issuance and sale by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to this Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP